EXHIBIT 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-24621, 33-54577, 33-31812, 33-63273, 33-54583, 333-66415, 333-58039, 333-49014, 333-49016, 333-69724, 333-69726 and 333-100342) of Dell Computer Corporation of our report dated February 13, 2003, relating to the financial statements and financial statement schedule which appears in this Form 10-K.

PRICEWATERHOUSECOOPERS LLP

Austin, Texas
April 25, 2003